   As filed with the Securities and Exchange Commission on September 1, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                                  AVIALL, INC.
             (Exact name of registrant as specified in its charter)

                               2075 DIPLOMAT DRIVE
                            DALLAS, TEXAS 75234-8999
                                 (972) 406-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

        DELAWARE                                      65-0433083
(State of incorporation)                 (I.R.S. Employer Identification Number)

                     AVIALL, INC. 1998 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                             JEFFREY J. MURPHY, ESQ.
                 SENIOR VICE PRESIDENT, LAW AND HUMAN RESOURCES,
                          SECRETARY AND GENERAL COUNSEL
                                  AVIALL, INC.
                               2075 DIPLOMAT DRIVE
                            DALLAS, TEXAS 75234-8999
                                 (972) 406-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:

                             JAMES E. O'BANNON, ESQ.
                           JONES, DAY, REAVIS & POGUE
                            2300 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 220-3939

                                  -------------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                          Proposed            Proposed
                                                                           Maximum            Maximum
Title of                                                Amount            Offering            Aggregate             Amount of
Securities to                                           to be             Price per           Offering            Registration
be Registered                                        Registered(2)         Share(3)            Price(3)               Fee(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share  (1).......  940,000 shares        $13.15625           $12,366,875          $3,649
==============================================================================================================================

(1) This Registration Statement also relates to rights to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, of Aviall, Inc. ("Rights"). One Right will be issued together with and will attach to each share of Common Stock, par value $.01 per share, of Aviall, Inc. issued pursuant to the Aviall, Inc. 1998 Stock Incentive Plan.
(2) Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(3) Computed in accordance with Rule 457(h) (1).
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


                                EXPLANATORY NOTE

         The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the description of the Aviall, Inc. 1998 Stock Incentive Plan (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents (or, as applicable, the portions thereof specified below) filed by Aviall, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 1-12380); (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 10, as amended, filed with the Commission pursuant to Section 12(b) of the Exchange Act on December 22, 1993.

         In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable (securities to be offered are registered under Section 12 of the Exchange Act).

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of the directors and officers of the Company involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney's fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in said Section.

         Article XI ("Article XI") of the Company's Restated Certificate of Incorporation (the "Certificate") limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. In addition, Article VI ("Article VI") of the Company's By-Laws (the "By-Laws") defines and clarifies the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.

         Set forth below is a description of Article XI and Article VI. Such descriptions are intended as summaries only and are qualified in their entirety by reference to the Company's Certificate and the Company's By-Laws, copies of which have been filed as exhibits to this Registration Statement.

         Article XI protects the directors against personal liability for breaches of the duty of care. Such Article absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article XI does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article XI.

         Although Article XI provides the directors with protections against personal liability for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article XI would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director's breach of the duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article VI (see below), Article XI limits liability only with respect to a person acting in the capacity of a director.

         Article VI provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the Company, to the fullest extent authorized by Delaware Law, as currently in effect (or, to the extent indemnification in broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article VI provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the By-Laws or otherwise. Article VI provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

         Article VI provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article VI further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware Law, the burden of proving the defense will be on the Company and neither the failure of the Company's Board to have made a determination that indemnification is proper, nor an actual determination by the Company's Board that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Article VI provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or the Company's By-Laws, or otherwise. Article VI also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

          4.1     --   Restated Certificate of Incorporation of the Company
                       (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Form 10-K"))

          4.2     --   By-Laws of the Company (incorporated by reference to
                       Exhibit 3.2 to the 1993 Form 10-K)

          4.3     --   Amendment to the By-Laws of the Company (incorporated by
                       reference to Exhibit 4.3 to the Company's Post-Effective
                       Amendment No. 1 to the Registration Statement on Form S-8
                       (Commission File No. 33-72602))

          4.4     --   Aviall, Inc. Preferred Stock Purchase Rights Plan between
                       the Company and The First National Bank of Boston dated as of December 7, 1993 (incorporated by reference to Exhibit 10.7 to the 1993 Form 10-K)

          5.1     --   Opinion of Jones, Day, Reavis & Pogue

          23.1    --   Consent of PricewaterhouseCoopers LLP

          23.2    --   Consent of Jones, Day, Reavis & Pogue (included in
                       Exhibit 5.1)

          24.1    --   Power of Attorney

          99.1    --   Aviall, Inc. 1998 Stock Incentive Plan (incorporated by
                       reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998)

ITEM 9.  UNDERTAKINGS.

         A.  The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or
         Section 15(d) of the Exchange Act and incorporated herein by reference;
         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 31st day of August, 1998.

                                     AVIALL, INC.

                                     By: /s/ JEFFREY J. MURPHY
                                         ---------------------------------------
                                                   Jeffrey J. Murphy
                                         Senior Vice President, Law and Human
                                        Resources, Secretary and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 31st day of August, 1998.

             SIGNATURE                                           TITLE
             ---------                                           -----
      /s/ ERIC E. ANDERSON                 Chairman, President and Chief Executive Officer
------------------------------------                (Principal Executive Officer)
          Eric E. Anderson

   /s/ JACQUELINE K. COLLIER                        Vice President and Controller
------------------------------------               (Principal Accounting Officer)
       Jacqueline K. Collier

 /s/ CORNELIUS VAN DEN HANDEL                       Vice President and Treasurer
------------------------------------                (Principal Financial Officer)
     Cornelius Van Den Handel

       ROBERT G. LAMBERT*                                     Director
------------------------------------
       Robert G. Lambert

      HENRY A. MCKINNELL*                                     Director
------------------------------------
      Henry A. McKinnell

       DONALD R. MUZYKA*                                      Director
------------------------------------
       Donald R. Muzyka

    RICHARD J. SCHNIEDERS*                                    Director
------------------------------------
    Richard J. Schnieders

       BRUCE N. WHITMAN*                                      Director
------------------------------------
       Bruce N. Whitman

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant and contemporaneously filed herewith with the Securities and Exchange Commission.

                                              /s/ JEFFREY J. MURPHY
                                   ---------------------------------------------
                                                Jeffrey J. Murphy,
                                                Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit
No.            Exhibit
--------       -------
4.1       --   Restated Certificate of Incorporation of the Company (incorporated by reference to
               Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
               December 31, 1993 (the "1993 Form 10-K"))

4.2       --   By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the 1993
               Form 10-K)

4.3       --   Amendment to the By-Laws of the Company (incorporated by reference to
               Exhibit 4.3 to the Company's Post-Effective Amendment No. 1 to the Registration
               Statement on Form S-8 (Commission File No. 33-72602))

4.4       --   Aviall, Inc. Preferred Stock Purchase Rights Plan between the Company and The
               First National Bank of Boston dated as of December 7, 1993 (incorporated by reference to Exhibit 10.7 to the 1993 Form 10-K)

5.1       --   Opinion of Jones, Day, Reavis & Pogue

23.1      --   Consent of PricewaterhouseCoopers LLP

23.2      --   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

24.1      --   Power of Attorney

99.1      --   Aviall, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998)